Exhibit 99.2

              R O B I N S C H O E N P U B L I C R E L A T I O N S
       526 Penn Street Newtown, PA 18940 t: 215/504-2122 f: 215/504-2123
                         e-m:schoenpr@mindspring.com

FOR IMMEDIATE RELEASE
April 5, 2000

           JOHN LANE NAMED CHAIRMAN OF THE BOARD OF MEDIX RESOURCES
           --------------------------------------------------------
                Former Senior Executive of J.P. Morgan Brings
                 Invaluable Experience to iHealth Enterprise

New York, NY -- John Prufeta, president and chief executive officer of Medix Resources, Inc. [OTCBB:MDIX], today announced that John T. Lane, 57, has been named chairman of the Company's board of directors. Lane has been a member of the Medix board since October 1999. Medix provides Internet-based healthcare communication, data integration, and transaction software through its Cymedix.com product suite.

"John brings a unique mix of experience and perspectives to his role as chairman of the board of Medix Resources," stated Prufeta. "He is a retired managing director of J. P. Morgan, and currently serves as vice chairman of Vytra HealthCare, a large regional HMO, and as director for Winthrop South Nassau University Health Care System, a major regional healthcare provider. This combination of financial and health care experience is absolutely invaluable to Medix as we continue our evolution into a world class iHealth enterprise."

"I am delighted to be associated with Medix Resources," stated Lane. "The company has a unique combination of easily implemented connectivity technology and a collaborative business culture. Both ingredients are necessary for meaningful rapid improvement in the nation's healthcare administration."

Since retiring from J.P. Morgan in 1994, Lane has served as a consultant for several organizations including, J.P. Morgan, Alex Brown, and First International Investment Bank, Ltd.

Earlier, he held the following positions with J.P. Morgan: managing director, head of U.S. Private Clients; managing director, head of U.S. Investor Services Group; senior vice president, head of Eastern U.S. Corporate Finance; vice president, head of New Jersey/Pennsylvania District; vice president, area manager for Southeast Asia; and president and CEO of the firm's Indonesian Securities affiliate. Additionally, Lane was chairman of J.P. Morgan, Florida; director of Morgan Shareholder Services, J.P. Morgan of California, and Morgan Futures; and a member of the firm's Credit Policy committee.

Lane is a director for Winthrop South Nassau University Health Care System and serves on the Finance and Nominating committees. He currently serves on the boards of directors of Acme Metals, for which he is a member of the Compensation, Finance, and Nominating committees; Toyo Trust Company of New York, for which he is a member of the Audit, Executive, and Trust committees; Virtue HealthCare, for which he is vice chairman and serves as a member of the Finance, Compensation, and Investment committees; Winthrop University Hospital, for which he serves as chairman of the Finance and Nominating committees, and serves on the Executive, Investment Planning, and Medical Education committees.

Lane holds an MBA degree from the University of Michigan, from which he graduated first in his class, Beta Gamma Sigma, winning the Dow Jones Finance prize. He holds a BA degree from Dartmouth College, from which he graduated cum laude with economics honors, and was a Sloane Scholar and a Rufus Choate Scholar. Lane served as a Lieutenant in the U.S. Army Medical Service Corp.:
82nd Airborne Division, Ft. Bragg, North Carolina; 6th Convalescent Center, Vietnam.

Medix Resources, through its wholly-owned subsidiary Cymedix Lynx Corporation, offers Cymedix.com, a suite of fully-secure, patented Internet communications software products, to the healthcare industry. Additional information about Medix Resources and its products and services can be found by visiting its Web sites, www.medixresources.com and www.cymedix.com, or by calling 800/326-8773.

                                    # # #

Information in this press release contains forward-looking statements that involve risks and uncertainties that might adversely affect the Company's operating results in the future to a material degree. Such risks and uncertainties include, without limitation, the ability of the Company to raise capital to finance the development of its software products, the effectiveness and the marketability of those products, the ability of the Company to protect its proprietary information, and the establishment of an efficient corporate operating structure as the Company grows. These and other risks and uncertainties are presented in detail in the Company's Form 10-KSB for 1999, which was filed with the Securities and Exchange Commission on March 30, 2000. This information is available from the SEC or the Company.

Contacts:   General and Press Inquiries         Investor Inquiries
            Robin Schoen                        Josh Golomb
            Robin Schoen Public Relations       SmallCaps Online Communications
            215/504-2122                        212/554-4158